EXHIBIT 99.1


TO BUSINESS AND ENERGY EDITORS:

James River Coal Company Reports Third Quarter 2007 Operating Results
o     Cash costs in Central Appalachia (CAPP) decline to $44.95 per ton
o Adjusted EBITDA of $5.2 million for the three months ended September 30, 2007 and $23 million for the nine months ended September 30, 2007
o     Company maintains significant leverage to a strengthening coal market

      RICHMOND, Va., Nov. 2 /PRNewswire-FirstCall/ -- James River Coal Company (Nasdaq: JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $9.7 million or $0.60 per fully diluted share for the third quarter of 2007 and a net loss of $35.6 million or $2.23 per fully diluted share for the nine months ended September 30, 2007. This is compared to a net loss of $8.4 million or $0.53 per fully diluted share for the third quarter of 2006 and a net loss of $10.4 million or $0.66 per fully diluted share for the nine months ended September 30, 2006. The results for the third quarter of 2007 and the nine months ended September 30, 2007 include a $6.1 million gain on curtailment of the Company's defined benefit pension plan. The $6.1 million gain on curtailment is not included in the calculation of Adjusted EBITDA.

      Peter T. Socha, Chairman and Chief Executive Officer commented: "Overall, we are very pleased with how some fundamental dynamics affecting our business are developing. The mines are currently performing well. The productivity impact of the new safety regulations is still present, but we are adjusting. The previously announced changes to our mine portfolio are progressing on schedule. Lastly, but very importantly, coal prices are starting to rise after a prolonged slump."

FINANCIAL RESULTS
      The following tables show selected operating results for the three and nine month periods ended September 30, 2007 compared to the corresponding periods ended September 30, 2006 (in 000's except per ton amounts).

                                                      Three Months Ended              Nine Months Ended
                   Total Results                        September 30,                   September 30,
                                                     2007            2006           2007            2006
                                                    Total           Total          Total           Total

    Company Production (tons)                          2,826           2,925           8,524           8,842
    Coal from other sources (tons)                       248             297             723           1,024
    Total coal available to ship (tons)                3,074           3,222           9,247           9,866

    Coal Shipments (tons)                              3,039           3,231           9,135           9,858
Revenues

       Coal Sales                               $    128,457         137,734    $    388,959         421,652
       Synfuel Handling                                1,595             373           5,464           3,307
    Cost of Coal Sold                                119,251         121,389         355,295         361,766
 Gain on curtailment of pension plan                  (6,091)             --          (6,091)             --
Depreciation, Depletion, &

     Amortization                                     17,358          19,220          54,621          55,124
    Gross Profit (Loss)                                 (466)         (2,502)         (9,402)          8,069
    Selling, General & Administrative                  8,062           7,959          23,225          21,723

    Adjusted EBITDA (1)                         $      5,229          10,667    $     22,969          47,464

(1) Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

    Segment Results                                         Three Months Ended September 30,
                                                           2007                          2006
                                                    CAPP          Midwest         CAPP          Midwest
    Coal Shipments (tons)                              2,224            815          2,374            857
    Tons Produced                                      2,256            818          2,369            853

    Coal Sales Revenue                          $    104,924         23,533        113,704         24,030
    Average Sales Price per ton                        47.18          28.87          47.90          28.04

    Cost of Coal Sold                           $     99,979         19,272        102,149         19,240
    Cost of Coal Sold per ton                          44.95          23.65          43.03          22.45


                                                             Nine Months Ended September 30,
                                                           2007                          2006
                                                    CAPP          Midwest         CAPP          Midwest
---------------------------------------------   ------------   ------------   ------------   ------------
Coal Shipments (tons)                                  6,775          2,360          7,303          2,555
Tons Produced                                          6,867          2,380          7,322          2,545

Coal Sales Revenue                              $    320,960         67,999        350,999         70,653
Average Sales Price per ton                            47.37          28.81          48.06          27.65

Cost of Coal Sold                               $    299,801         55,494        304,241         57,525
Cost of Coal Sold per ton                              44.25          23.51          41.66          22.51


             Cost Bridge                      Q-2 2007 vs. Q-3 2007

                                               CAPP         Midwest

             2nd Quarter Cash Cost          $       45.58         23.86
             Productivity Improvements              (0.89)           --
             Other                                   0.26         (0.21)
             3rd Quarter Cash Cost          $       44.95 $       23.65


      During the third quarter the Company experienced improved productivity due to a decrease in the amount of down time from regulatory and other factors. The Company also began to see the benefits from previously announced changes in its mine portfolio plans.

      Mr. Socha continued: "As previously discussed, by ourselves and others in the coal industry, productivity continues to be the primary driver of cost trends. This has been particularly true during the past several quarters as the industry adjusts to the new regulatory environment. While we are very pleased with the productivity improvement noted above, we should note that these gains came despite CAPP production that was 70,000 tons below our expectations. We believe that this shortfall in production resulted in cash costs that were approximately $0.75 per ton above our expectations. The return of Mine 77 to production in November 2007, as discussed elsewhere in this release, should both increase production and lower cash costs going forward."

      Our financial results this quarter were also impacted by changes to our employee benefits plans. We are making several modifications and additions to our plans in response to local market conditions. The changes include replacing our defined benefit pension plan with a 401(k) plan. The existing pension plan was frozen on September 30, 2007, resulting in a net gain of approximately $6.1 million. This gain is not included in Adjusted EBITDA."

LIQUIDITY
      As of September 30, 2007, the Company had available liquidity of $11.0 million. This amount consisted of cash on hand of $1.1 million and net availability under the revolver of $9.9 million. Availability under the revolver is net of a liquidity reserve of $10 million at September 30, 2007.

      The Company was in compliance with all covenants in its senior debt facility as of September 30, 2007, as is detailed in the following table:

                                       Covenant
       Description                       Level                   Actual Level

       Adjusted EBITDA (1)             $19 Million               $23 Million

       Leverage Ratio(1)               4.5x                      3.7x

       Capital Expenditures            $56 Million               $37 Million
                                        (12 months)                (9 months)

       Minimum Liquidity               $10 Million               $21 Million

      (1) Adjusted EBITDA and the Leverage Ratio are defined under "Reconciliation of Non-GAAP Measures" in this release.

      The Company plans to raise approximately $30 million of capital during the fourth quarter of 2007. The Company has not determined the type of equity security it will issue.

      The Company currently expects proceeds from any such transaction to be used: (1) to pay down its revolving credit facility; (2) to fund capital expenditures mandated by federal and state safety regulations; (3) to fund capital expenditures associated with cost-cutting changes to the mine portfolio; and (4) for general corporate purposes.

      The Company intends to review its capital raising options as expeditiously as possible, and expects to close any such transaction prior to December 31, 2007. There can be no assurance however, that such capital raising efforts can be completed within this timeframe or on terms acceptable to the Company.

UPDATE ON CHANGES TO THE MINE PORTFOLIO

      As previously disclosed, the Company is making a number of changes to the mine portfolio to increase operating efficiencies and comply with the new regulatory environment. All of the proposed changes are on or ahead of schedule. Two items deserve special mention:


Dollar Branch
      The Company began production at the Dollar Branch Mine at the Bledsoe Mine Complex, in August. This mine was started as one of two mines to replace production at the BL4 Mine, which the Company is exiting.

Mine 77
      Production at Mine 77 stopped in June 2007. The production was stopped in order to complete rehabilitation work and a major move from a southern reserve block to a northern reserve block. During the course of planning and completing the move, the Company agreed with MSHA to seal off the old mine area in accordance with the new seals rules issued on May 22, 2007. The change extended the downtime of the mine by approximately two months. The Company finished the construction of thirty-three new 120 psi seals in October. MSHA approved the resumption of coal production on November 1, 2007.

MARKET COMMENTARY
      Coal markets in the United States have strengthened during the third quarter, and particularly since early September. As of October 26, 2007, spot prices quoted on the New York Mercantile Exchange (NYMEX) have increased by more than $5.00 per ton, or more than 12 percent, since September 1.

  We believe that the following factors have played a key role in the market changes:


                                              7 weeks ended 10/20/07 vs.
                                                7 weeks ended 10/21/06

     Coal Production in Central Appalachia    Decreased by 1.1 Million Tons

     Electric Generation in the Southeast     Increased by 7.9%
     Electric Generation in the Midwest       Increased by 9.8%

     Cooling Degree Days in the Southeast     Increased by 35%
     Cooling Degree Days in the Midwest       Increased by 394%

     Coal Export Shipments                    Increased by 7.3 Million Tons

Source: Energy Info. Administration, Edison Electric Institute, NOAA, and
      Genscape

      Through August 2007, coal inventories held by utilities continue to be higher than normal and higher than comparable periods in 2006. However, the U.S. Energy Information Administration has recently forecast that this pattern will be reversed during the September - December period. The Short Term Energy Outlook published on October 9 projects that coal inventories will fall from
139.7 tons at December 31, 2006 to 133.1 million at December 31, 2007, a decrease of 4.7 percent. For reference, inventories on August 30, 2007 were approximately 141.9 million.


SALES COMMITMENTS
      As of September 30, 2007, we had the following contractual commitments (including long term and short term contracts) to ship coal at a fixed and known price:

                                         2008                                 2009                       2010
                    As of June 30,  2007     As of Sept. 30, 2007
                                Average                   Average                   Average                   Average
                                 Price                     Price                     Price                     Price
                     Tons       Per Ton       Tons        Per Ton        Tons       Per Ton        Tons       Per Ton
---------------   ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
CAPP (a)               2,446   $    49.27        5,988   $    48.01        1,000   $    51.18           --           --
Midwest (b)            2,500   $    27.45        3,230   $    28.36        2,540   $    28.08          200   $    29.00

      (a) CAPP tons placed under contract in Q-3 include approximately 200,000 tons of industrial stoker coal.

      (b) Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2007 to 2009 are minimum base price amounts that will be adjusted for fuel escalators.

      "Mr. Socha continued: "Our contracting position reflects our current view of the coal market. The underlying supply and demand factors of the coal market have improved dramatically during 2007. This improvement has been masked by extraordinarily high inventories. The inventory situation is being corrected quickly by a combination of higher coal burn in the United States and a resurgent export market. We believe that the coal market is beginning to find a new pricing level that is not impeded by excess inventories. We believe our significant open position for 2008 and 2009 deliveries will allow us to capitalize on these strengthening markets."

      CONFERENCE CALL, WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss the third quarter results on November 2, 2007 at 11:00 a.m. Eastern Daylight Time. The conference call can be accessed by dialing 888-220-8451, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 913-312-0685. A replay of the conference call will be available on the Company's website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: pass code 7727487.

      James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company's mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

      FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or any such state. Any offering may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus, when available, can be obtained from the SEC's website at www.sec.gov.

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                September 30,     December 31,
                                                     2007             2006
                      Assets                     (Unaudited)

   Current assets:

   Cash                                             $1,095             1,807

   Receivables:

          Trade                                     48,144            47,383
          Other                                        808               853
                   Total receivables                48,952            48,236
   Inventories:

          Coal                                       9,962             5,512
          Materials and supplies                     8,371             7,448
                   Total inventories                18,333            12,960
       Prepaid royalties                             3,878             3,851
       Other current assets                          5,283             4,288
                   Total current assets             77,541            71,142
   Property, plant, and equipment, at cost:
       Land                                          5,762             5,719
       Mineral rights                              191,143           190,346
       Buildings, machinery and equipment          279,418           264,551
       Mine development costs                       28,564            21,727
       Construction-in-progress                        189               189
     Total property,
       plant, and equipment                        505,076           482,532

     Less accumulated depreciation,
       depletion, and amortization                 181,352           144,752


Property, plant and equipment, net                 323,724           337,780
    Goodwill                                        26,492            26,492
    Other assets                                    20,562            15,840
                   Total assets                   $448,319           451,254

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                      (in thousands, except share amounts)


                                                 September 30,    December 31,
                                                     2007             2006
       Liabilities and Shareholders' Equity       (Unaudited)

   Current liabilities:

       Current portion of long-term debt             $1,600                -
       Accounts payable                              45,282           42,065
       Accrued salaries, wages, and
        employee benefits                             6,861            4,733
       Workers' compensation benefits                 9,300            9,300
       Black lung benefits                            2,630            2,630
       Accrued taxes                                  4,956            6,028
       Other current liabilities                     12,367            8,975
                   Total current liabilities         82,996           73,731

    Long-term debt, less current maturities         202,644          167,493
   Other liabilities:

       Noncurrent portion of workers'
         compensation benefits                       47,165           44,134
       Noncurrent portion of black lung
         benefits                                    25,370           24,136
       Pension obligations                            1,396           13,011
       Asset retirement obligations                  30,942           27,394
       Deferred income taxes                              -           13,160
       Other                                          1,827            1,798
                   Total liabilities                392,340          364,857

   Commitments and contingencies
   Shareholders' equity
     Preferred Stock, $1.00 par value.
       Authorized 10,000,000 shares                    -                -

     Common stock, $.01 par value.
       Authorized 100,000,000 shares;
        issued and outstanding 16,745,083
        and 16,669,376, respectively                    167              167
       Paid-in-capital                              126,168          124,191
       Accumulated deficit                          (73,268)         (37,704)
     Accumulated other comprehensive
        income (loss)                                 2,912             (257)
                   Total shareholders' equity        55,979           86,397
     Total liabilities and
     shareholders' equity                          $448,319          451,254

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
               Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                Three Months     Three Months
                                                    Ended            Ended
                                                September 30,     September 30,
                                                    2007             2006

    Revenues                                       $130,052           138,107
   Cost of sales:

       Cost of coal sold                            119,251           121,389
       Gain on curtailment of pension plan           (6,091)                -
       Depreciation, depletion and amortization      17,358            19,220
             Total cost of sales                    130,518           140,609
             Gross profit (loss)                       (466)           (2,502)
    Selling, general and administrative expenses      8,062             7,959
             Total operating loss                    (8,528)          (10,461)
    Interest expense                                  5,250             4,221
    Interest income                                     (81)             (177)
    Miscellaneous income, net                           (84)             (191)
             Total other expense, net                 5,085             3,853
             Loss before income taxes               (13,613)          (14,314)
    Income tax benefit                               (3,917)           (5,900)
    Net loss                                        $(9,696)           (8,414)
  Loss per common share

     Basic loss per common share                     $(0.60)            (0.53)

     Shares used to calculate basic
        loss per share                               16,044            15,899
       Diluted loss per common share                 $(0.60)            (0.53)
     Shares used to calculate diluted

     loss per share                                  16,044            15,899

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
               Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                  Nine Months     Nine Months
                                                     Ended           Ended
                                                 September 30,   September 30,
                                                     2007            2006

    Revenues                                       $394,423           424,959
   Cost of sales:

       Cost of coal sold                            355,295           361,766
       Gain on curtailment of pension plan           (6,091)                -
       Depreciation, depletion and amortization      54,621            55,124
             Total cost of sales                    403,825           416,890
             Gross profit (loss)                     (9,402)            8,069
    Selling, general and administrative expenses     23,225            21,723
             Total operating loss                   (32,627)          (13,654)
    Interest expense                                 14,910            12,117
    Interest income                                    (403)             (279)
    Charges associated with repayment of debt         2,421                 -
    Miscellaneous income, net                          (371)             (628)
             Total other expense, net                16,557            11,210
             Loss before income taxes               (49,184)          (24,864)
    Income tax benefit                              (13,620)          (14,487)
    Net loss                                       $(35,564)          (10,377)
  Loss per common share

     Basic loss per common share                     $(2.23)            (0.66)

     Shares used to calculate basic
        loss per share                               15,983            15,829
       Diluted loss per common share                 $(2.23)            (0.66)
     Shares used to calculate diluted

     loss per share                                  15,983            15,829

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                                 (in thousands)
                                   (unaudited)

      EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

      Adjusted EBITDA and the leverage ratio are the amounts used in our current debt covenants. Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges. Adjusted EBITDA and the leverage ratio are used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

      EBITDA, Adjusted EBITDA, and the leverage ratio are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA, Adjusted EBITDA and the leverage ratio may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management's discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

      The leverage ratio is calculated as the Company's Senior Funded Indebtedness divided by annualized adjusted EBITDA as calculated below. The Senior Funded Indebtedness is $114.2 million and includes the amounts outstanding under our revolver, amounts of the letters of credit available to be issued under our letter of credit facility and the amounts outstanding on the term loan as of September 30, 2007.

                                         Three Months        Nine Months
                                            Ended               Ended
                                       Sept. 30, Sept. 30, Sept. 30, Sept. 30,

                                          2007    2006       2007      2006


    Net loss                           $(9,696)  (8,414)   (35,564)  (10,377)
    Income tax benefit                  (3,917)  (5,900)   (13,620)  (14,487)
    Interest expense                     5,250    4,221     14,910    12,117
    Interest income                        (81)    (177)      (403)     (279)
  Depreciation, depletion,

     and amortization                   17,358   19,220     54,621    55,124
    EBITDA (before adjustments)         $8,914    8,950     19,944    42,098
    Other adjustments specified

     in our current debt agreement:

     Gain on curtailment of

     pension plan                       (6,091)     -       (6,091)      -

     Charges associated with
         repayment of debt                 -        -        2,421       -
        Other adjustments                2,406    1,727      6,695     5,366
    Adjusted EBITDA                     $5,229   10,677     22,969    47,464


   CONTACT:  James River Coal Company

   Elizabeth M. Cook
   Director of Investor Relations
   (804) 780-3000